EXHIBIT 99.1

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS GARTNER GROUP, INC.:

     We consent to the incorporation by reference of our report dated October 31, 1997, with respect to the consolidated balance sheets of Gartner Group, Inc. and subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders equity, and cash flows for the years then ended, which report appears in the September 30, 1997 Form 10-K Gartner Group, Inc., in the December 31, 1997 Form 10-K of Cognizant Corporation.

                                           KPMG Peat Marwick LLP

Stamford, Connecticut
March 18, 1998

                                     99.1-1